Exhibit 10.1
TRANSITION AGREEMENT
This Transition Agreement (“Agreement”) is entered into on April 1, 2010, between Fuel Tech, Inc., a Delaware corporation (“Fuel Tech” or “Company”) and Johnny F. Norris Jr. (“Mr. Norris”). Each of Fuel Tech and Mr. Norris, intending to be legally bound, agree as follows:
1.	Transition Duties. Effective immediately, Mr. Norris resigns from his position as President and Chief Executive Officer of Fuel Tech. From the date of this Agreement until May 20, 2010 (the “Transition Period”), Mr. Norris will remain employed by Fuel Tech in the capacity of Executive Advisor, reporting directly to the interim President and Chief Executive Officer of Fuel Tech, and will assist in such matters as may be requested by him or his designate during the Transition Period. Through the end of the Transition Period, Mr. Norris will continue to receive his current monthly base salary, and shall continue to participate in the Fuel Tech 401(k) Plan and other health and welfare benefits extended to Fuel Tech domestic U.S. employees generally in accordance with the terms and conditions of each of the health and welfare benefit plans through which such benefits are made available to such employees. On May 20, 2010, Mr. Norris shall retire from Fuel Tech.

2.	Director Status. Mr. Norris will continue to serve as a director on the Board of Directors of Fuel Tech until May 20, 2010. With respect to those subsidiaries or affiliated companies of Fuel Tech for which Mr. Norris currently serves as a director or in any other legal capacity, Mr. Norris will continue to serve in each such capacity for each of those subsidiaries or affiliated companies until requested by the Company to resign or May 20, 2010, whichever occurs first.

3.	Separation Agreement. On May 20, 2010, Fuel Tech and Mr. Norris will enter into the Separation Agreement attached as Exhibit A to this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
FUEL TECH, INC.

By:	/s/ Douglas G. Bailey	/s/ Johnny F. Norris Jr.

	Douglas G. Bailey	Johnny F. Norris Jr.
Chairman of the Board

EXHIBIT A
SEPARATION AGREEMENT
     This Separation Agreement (“Agreement”) is made and entered into as of the date indicated below between Fuel Tech, Inc. (“Fuel Tech” or the “Company”) and Mr. Johnny F. Norris Jr. (“Mr. Norris”).
     Fuel Tech and Mr. Norris wish to provide for the termination of their employment relationship and all agreements that may have existed between them, and fully and finally to settle all matters encompassed by the release set forth below, without any admission of any kind by either party.
     Therefore, in consideration of the mutual promises and agreements set forth in this Agreement, Fuel Tech and Mr. Norris agree as follows:
I. EMPLOYMENT SEPARATION
     A. Separation Date. Effective May 20, 2010 (“Separation Date”), Mr. Norris agrees that he resigned his employment and all offices and positions within the Company and with any affiliated or related entities of the Company including, but not limited to, the position of Executive Advisor. As of the Separation Date, Mr. Norris shall be deemed to have retired from the Company.
     B. Separation. Effective on the Separation Date, Mr. Norris shall have no duties and no authority to make any representations or commitments on behalf of the Company as an employee of the Company or in any capacity whatsoever. Thereafter, Mr. Norris shall have no further rights deriving from his employment by the Company, and shall not be entitled to any further compensation or non-vested benefits, except as provided in this Agreement.
II. CONSIDERATION
     In exchange for the promises contained in Section III, and the Waiver and Release of Claims and Covenant Not To Sue set forth in Section IV, and subject to the terms and conditions set forth in this Agreement, Fuel Tech agrees to provide Mr. Norris with the compensation set forth in this Section II (“Consideration”).
     A. Severance Payment.
          1. Fuel Tech will pay Mr. Norris a total severance payment amount equal to Five Hundred Thousand Dollars ($500,000.00) (the “Severance Payment”). The Severance Payment shall be paid in equal installments twice a month, on or about the 1st and 15th day of the month, over a period of twelve (12) months, until the Severance Payment is fully paid. Subject to Fuel Tech’s internal deadlines for submitting payroll requests, the first Severance Payment installment shall be paid on or about the 1st or 15th day of the calendar month, as applicable, after the expiration of the Revocation Period (as that term is defined below). Mr. Norris will cease to be eligible for any Fuel Tech benefits (other than those specifically described herein) as of the Separation Date.
          2. Mr. Norris acknowledges that continuation healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) can provide for continued group health coverage to eligible employees and their dependents. In the event, in accordance with COBRA requirements and to the extent provided by COBRA, Mr. Norris elects to enroll in COBRA to continue his medical, dental, or vision healthcare coverages that were in effect through the Company’s group healthcare plans as of the day preceding the Separation Date, Fuel Tech shall reimburse Mr. Norris his out of pocket COBRA premium cost actually paid by him that is associated with his acquiring those COBRA benefits for a period of eighteen (18) months from the Separation Date (“Reimbursement Period”). Otherwise, all costs and expenses incurred by Mr. Norris associated with continuing COBRA coverage after the Reimbursement Period shall be his sole responsibility and at his sole cost and expense. Each COBRA premium reimbursement request submitted by Mr. Norris shall be paid by Fuel Tech within thirty (30) days after its receipt provided that the reimbursement request is accurate, in a form and substance required by Fuel Tech, and accompanied by suitable supporting documentation as requested by Fuel Tech.
     B. Acknowledgment. Mr. Norris acknowledges that the Consideration provided in this Agreement is good and valuable consideration in exchange for this Agreement, and includes payments to which Mr. Norris is not otherwise entitled.
     C. Withholding. The Company will withhold from each Severance Payment installment payment payable to Mr. Norris under Section II of this Agreement all appropriate deductions for employee benefits, if applicable, and the amounts necessary for the Company to satisfy its withholding obligations under applicable federal, state and local laws, rules and regulations.
     D. Revocation. Mr. Norris’ receipt of the Consideration including, without limitation, the Severance Payment, is conditioned upon his unrevoked execution of the Agreement and acceptance of the general waiver, release and covenant not to sue contained within the Agreement. Mr. Norris acknowledges and agrees that he has had at least twenty-one (21) days before the Separation Date to review the Agreement and seven (7) days after executing it to revoke the execution (the “Revocation Period”). If the execution is revoked, then Mr. Norris will not be entitled to receive the Consideration. Mr. Norris must provide written notice of the revocation of the executed Agreement to Albert G. Grigonis, Vice President, General Counsel & Secretary of Fuel Tech, Inc. within the seven (7) day Revocation Period.
III. MR. NORRIS’ COVENANTS TO FUEL TECH
     The parties desire to provide for the protection of the business, good will, confidential information, relationships and other proprietary rights of Fuel Tech. Accordingly, Mr. Norris agrees to the following:
     A. Property of Fuel Tech. By the Separation Date, Mr. Norris will return to Fuel Tech all Company property including, but not limited to, all business cards, identification cards, files, computer hardware, software, equipment and disks, keys, Company owned or leased vehicles, credit cards, and records.
     B. Cooperation. After the Separation Date, Mr. Norris agrees to make himself reasonably available to Fuel Tech to respond to requests for information pertaining to or relating to the Company or any of its agents, officers, directors or employees, that may be within the knowledge of Mr. Norris. Mr. Norris will cooperate fully in connection with any and all existing or future depositions and/or litigations or investigations brought by or against Fuel Tech, Mr. Norris or any of the Company’s agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems Mr. Norris’ cooperation necessary. In the event that Mr. Norris is subpoenaed in connection with any litigation or investigation involving the Company, he will immediately notify Fuel Tech, and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such subpoena. Any violation of this Subsection will be deemed to be a material breach of this Agreement. In addition to any other remedies available to Fuel Tech at law or equity, a violation of this Subsection by Mr. Norris will also authorize the Company to terminate any payments under this Agreement, and will obligate him to return all monies paid to him hereunder.
     C. Confidential Information. Mr. Norris acknowledges that he has had access to confidential Company business information, including, but not limited to, future business plans and financial information (“Confidential Information”) and which is not generally known outside the Company. For all time, Mr. Norris agrees that he shall not, without the proper written authorization of the Company, directly or indirectly use, divulge, furnish or make accessible to any person any Confidential Information, but instead shall keep all Confidential Information strictly and absolutely confidential. Mr. Norris will use reasonable and prudent care to safeguard and prevent the unauthorized use or disclosure of Confidential Information. Mr. Norris shall return to Fuel Tech all Confidential Information, including but not limited to any and all copies, reproductions, notes or extracts of Confidential Information.
     D. Non-Solicitation/Competition. For twelve (12) months following the Separation Date, Mr. Norris agrees that he will not, directly or indirectly, as an employee, agent, member, director, partner, consultant or contractor or in any other individual or representative capacity: (i) solicit any “Protected Individual,” as defined below, for other employment or engagement, induce or attempt to induce any Protected Individual to terminate his or her employment, hire or engage any Protected Individual, or otherwise interfere or attempt to interfere in any way in the relationship between Fuel Tech and such Protected Individual; or (ii) engage anywhere in the United States in any activity competitive with the “Business of Fuel Tech,” as defined below. For purposes of this Agreement, “Protected Individual” means an individual who is or was an employee, consultant or contractor of Fuel Tech and with whom Mr. Norris had business contact at any time during Mr. Norris’ employment or about whom Mr. Norris received Confidential Information; provided that a former employee, consultant or contractor will only be considered a “Protected Individual” for six (6) months after the last date he or she was employed by or provided services to Fuel Tech. Also for purposes of this Agreement, “Business of Fuel Tech” means air pollution control; the development and use of specialty chemicals for improving the efficiency, reliability, and environmental status of plants operating in the electric utility, industrial, pulp and paper, and waste-to-energy markets; and any other business activity as of the Separation Date that Fuel Tech conducts or has expended significant time and resources preparing to conduct (provided such preparations were known to Mr. Norris during his employment).
     Further, Mr. Norris expressly acknowledges that the terms of this Subsection are material to this Agreement, and if Mr. Norris breaches the terms of this Subsection, Mr. Norris shall be responsible for all damages and, at the election of Fuel Tech, the return of all consideration allocated thereto, as described in the various Subsections of this Section, without prejudice to any other rights and remedies that Fuel Tech may have.
     In addition, Mr. Norris acknowledges and agrees that the Confidential Information and special knowledge acquired during Mr. Norris’ employment with the Company is valuable and unique, and that breach by Mr. Norris of the provisions of this Agreement as described in this Subsection will cause the Company irreparable injury and damage, and that the Company cannot be reasonably or adequately compensated by money damages for such injury and damage. Mr. Norris, therefore, expressly agrees that the Company shall be entitled to injunctive or other equitable relief in order to prevent a breach of this Agreement or any part thereof, in addition to such other remedies legally available to the Company. Mr. Norris expressly waives the claim that the Company has an adequate remedy at law.
IV. GENERAL WAIVER, RELEASE AND COVENANT NOT TO SUE
     A. General Waiver and Release by Mr. Norris.
          1. As a material inducement to Fuel Tech to enter into this Agreement, and in consideration of Fuel Tech’s promise to make the payments set forth in this Agreement, except for Fuel Tech’s obligations to Mr. Norris under that certain Indemnity Agreement dated December 7, 2006 between Mr. Norris and the Company, Mr. Norris hereby knowingly and voluntarily releases and forever discharges Fuel Tech, and all of its affiliates, parents, subsidiaries and related entities, and all of its past, present and future respective agents, officers, directors, shareholders, employees, attorneys and assigns from any federal, state or local charges, claims, demands, actions, liabilities, suits, or causes of action, at law or equity or otherwise and any and all rights to or claims for continued employment after the Separation Date, attorneys fees or damages (including contract, compensatory, punitive or liquidated damages) or equitable relief, which he may ever have had, has now or may ever have or which Mr. Norris’ heirs, executors or assigns can or shall have, against any or all of them, whether known or unknown, on account of or arising out of Mr. Norris’ employment with Fuel Tech or his separation from the Company.
          2. This release includes, but is not limited to rights and claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, Employee Retirement Income Security Act, the Age Discrimination in Employment Act (“ADEA”) as amended by the Older Workers Benefit Protection Act, the Fair Labor Standards Act, any state or local human rights statute or ordinance, any claims or rights of action relating to breach of contract, public policy, personal or emotional injury, defamation, additional compensation, or fringe benefits. Mr. Norris specifically waives the benefit of any statute or rule of law that, if applied to this Agreement, would otherwise exclude from its binding effect on any claims not now known by Mr. Norris to exist. This release does not purport to waive claims arising under these laws after the date of this Agreement. If the release provisions of Section IV are held invalid for any reason whatsoever, Mr. Norris agrees to execute such documents as may be necessary to make the release provisions valid or, at the option of the Company, agrees to return any consideration received under the terms of this Agreement and that the Company is released from any obligations under this Agreement.
     B. Covenant Not to Sue. Mr. Norris covenants and agrees not to sue or bring any action, whether federal, state, or local, judicial or administrative, now or at any future time, against Fuel Tech, its affiliates, parents, subsidiaries, or its or their related entities or its or their respective agents, directors, officers or employees, with respect to any claim released hereby. Nevertheless, this Agreement does not purport to limit any right Mr. Norris may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigatory agency (each an “Enforcement Agency”). This Agreement does, however, waive and release any right Mr. Norris may have to recover individual damages in any future proceeding conducted by an Enforcement Agency on his behalf.
V. NON-DISPARAGEMENT
     Mr. Norris agrees not to make any statement to any third party that disparages or defames the products, services, operations or policies of Fuel Tech, or its subsidiaries or their affiliated companies, or any of the officers, directors, or employees of any of them (collectively “Fuel Tech Parties”). Fuel Tech agrees to use commercially reasonable efforts to advise its senior officers to not, in the course and scope of their employment, make any statement to any non-Fuel Tech Parties that disparages or defames Mr. Norris. Mr. Norris agrees that the preceding sentence shall not prevent any of the Fuel Tech Parties from making references concerning or otherwise discussing the business performance of any of the Fuel Tech Parties during Mr. Norris’ tenure to any non-Fuel Tech Parties or making any disclosures required by law. If either party materially breaches this Section V, the non-breaching party shall be entitled to all rights and remedies permitted by law.
VI. MISCELLANEOUS PROVISIONS
     A. Venue and Choice of Law. This Agreement shall be governed by the laws of the State of Illinois except for its conflict of law provisions. The parties agree that the exclusive venue for enforcement of this Agreement shall be in any state court of DuPage County, Illinois or the United States District Court for the Northern District of Illinois, at the choice of the enforcing party and subject to any removal rights either party may enjoy. Both parties waive any objections they may have and give their consent to venue and personal jurisdiction in these courts.
     B. Amendment. Any amendment to this Agreement shall only be made in writing and signed by the parties.
     C. Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver. A waiver by any party of a breach or default by the other party of any provision of this Agreement shall not be deemed a waiver of future compliance with such provision, and such provision shall remain in full force and effect.
     D. Notice. All notices, requests, demands and other communications under the Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid, and properly addressed as follows:
To Mr. Johnny F. Norris Jr:
2140 Wingate Drive
Delaware, Ohio 43015
To Fuel Tech:
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, IL 60555
Attn: Mr. Douglas G. Bailey

With a copy to: Albert G Grigonis, Vice President,
General Counsel & Secretary at the same Fuel Tech address
The parties agree to notify each other promptly in writing of any change in mailing address.
     E. Payment in the Event of Death. In the event of Mr. Norris’ death after the Separation Date and his unrevoked execution of this Agreement, any part of the Severance Payment that has not yet been paid to him will be paid to his estate in a manner as required by law.
     F. Entire Agreement. Fuel Tech and Mr. Norris each represent and warrant that no promise or inducement has been offered or made except as set forth in this Agreement, and that the consideration stated in this Agreement is the sole consideration for this Agreement. This Agreement is a complete agreement and states fully all agreements, understandings, promises and commitments as between Mr. Norris and the Company as to the separation of Mr. Norris from employment by Fuel Tech. This Agreement supersedes any prior agreements, whether oral or written, between Mr. Norris and Fuel Tech as to its subject matter. Except as expressly provided herein, Mr. Norris is not entitled to any other or further compensation or remuneration.
     G. Limited Severability. If any Section or Subsection of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law, if any.
     H. Voluntary Agreement and Advice of Counsel. Mr. Norris hereby certifies that he has read the terms of this Agreement, that he has been informed by Fuel Tech, through this document, that he should discuss this Agreement with an attorney of his own choice, and that he understands its terms and effects. Mr. Norris further certifies that he has the intention of performing his obligations under this Agreement in exchange for the Consideration described herein, which he acknowledges as adequate and satisfactory to him. Neither the Company nor any of its agents, representatives or attorneys have made any representations to Mr. Norris concerning the terms or effects of this Agreement or the general waiver, release and covenant not to sue it provides for other than those contained herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below. The effective date of this Agreement (“Effective Date”) shall be the last signature date shown below.

Mr. Johnny F. Norris Jr.	Fuel Tech, Inc.

By:

Its:

Date:	Date: